RESTRICTED STOCK AWARD AGREEMENT

        Effective as of ___[Date]___ (“Grant Date”), the Company hereby grants to _____[Employee]____ certain rights to ownership of up to: [# of Shares] total Restricted Shares on the Terms of this Agreement, the attached Terms, and the 2004 Sypris Equity Plan (“Plan”) as follows:

Vesting Dates	# of Shares Vesting

[3rd Anniversary]	[30%]

[4th Anniversary]	[30%]

[5th Anniversary]	[40%]

        Intending to be legally bound by all such Terms, I acknowledge the sole authority of the Committee to interpret such Terms, the forfeiture of my rights upon any termination of my employment under such Terms and my continuing status as an “at will” employee (subject to termination without cause or notice). I have received and had an opportunity to review, with the benefit of any legal counsel of my choosing, the Plan, the Terms and this Award Agreement.

SYPRIS SOLUTIONS, INC.	PARTICIPANT

By:_____________________________	Signature:__________________________
Name:__________________________	Name:_____________________________
Title:___________________________	Title:______________________________

RESTRICTED STOCK TERMS OF AWARDS
OF THE 2004 SYPRIS EQUITY PLAN (“PLAN”)

1.     Awards – All “Awards” granted hereunder will be Restricted Shares subject to, and governed by, the terms of the Plan, these Terms and a valid, executed Award Agreement.

2.     Shares – Initially, each “Restricted Share” is the right to own one Share of the Common Stock (subject to adjustments per the Plan) after its Vesting Date, unless earlier forfeited. Shares will be held by the Company until their Vesting Dates, and physically distributed to the Participant thereafter, with any legends required by applicable Rules. Participants may not vote, or receive dividends on, unvested Shares.

3.     Taxes — The Participant must arrange for tax withholding in accordance with applicable Rules, to the satisfaction of the Committee.

4.     Vesting – Thirty percent of the Award shall vest on each of its third and fourth anniversaries of the Grant Date, and forty percent of the Award shall vest on the fifth anniversary of the Grant Date (each anniversary, a “Vesting Date”), unless forfeited before such Vesting Date.

5.     Forfeiture – Each Restricted Share will terminate, expire and be forfeited as provided in Article V of the Plan. (The Committee has sole discretion to determine whether a demotion is a “termination” of employment.)

6.     Leaves of Absence – The Committee may in its discretion treat all or any portion of any period during which a Participant is on military or on an approved leave of absence as a period of employment for purposes of the accrual of rights hereunder.

7.     No Other Rights – The Awards include no other rights beyond those expressly provided in the Plan, these Terms or the Award Agreement. Awards are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

8.     Definitions – Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.